EXHIBIT 99-1

For Immediate Release

NELSON ELECTED TO BOARD AT WORTHINGTON INDUSTRIES

COLUMBUS, Ohio, November 18, 2004 -— Worthington Industries, Inc. (NYSE:WOR) announced the election of Carl A. Nelson Jr. to its board of directors during the Company’s board meeting today. Nelson was also appointed to the audit committee.

For the past two and one-half years, Nelson has worked with companies on strategic issues, acquisitions and financial matters as an independent business consultant. Prior to that time, he served as a partner in the Columbus office of Arthur Andersen & Co. for 31 years and he served as the managing partner from 1994 until his retirement in 2002. He is a member of The Ohio Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Nelson is a member of the boards of Dominion Homes, Market Sphere Consulting, Shearer’s Foods, Inc., Star Leasing and Stonehenge Partners, Inc.

Nelson earned his BS in accounting from The Ohio State University and his MBA from the University of Wisconsin.

Worthington Industries is a leading diversified metal processing company with annual sales of more than $2 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs more than 8,000 people and operates 63 facilities in 10 countries.

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company’s foundation.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (“the Act”). Statements by the company, which are not historical information constitute “forward looking statements” within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company’s filings with the Securities and Exchange Commission.

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